Exhibit 99.3

NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

January 22, 2014
WASHINGTON REAL ESTATE INVESTMENT TRUST COMPLETES SALES OF FINAL PHASE OF MEDICAL OFFICE PORTFOLIO FOR $193.6 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, has completed the final two separate sale transactions of its medical office portfolio by closing on the sale of Woodburn I & II and Prosperity I, II and III for an aggregate sales price of $193.6 million, or $453 per square foot.

As previously announced, WRIT completed the first two medical office portfolio transactions in November 2013 for $307.2 million. The aggregate sale proceeds for the entire medical office portfolio are $500.8 million. The sole buyer in these transactions is Harrison Street Real Estate Capital, LLC.

“We are pleased to announce the completion of the medical office portfolio disposition, the largest transaction in our company’s 53-year history. The smooth completion of this transaction is a credit to our organization and the many individuals who worked diligently on this transaction for nearly ten months. With the sale completed we look forward to strategically repositioning the portfolio even further,” said Paul T. McDermott, President and Chief Executive Officer of WRIT.

About WRIT

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 51 properties totaling approximately 7 million square feet of commercial space and 2,675 multifamily units, and land held for development. These 51 properties consist of 23 office properties, 16 retail centers and 12 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2012 Form 10-K and third quarter 2013 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.